Exhibit 99.1

Inspire Medical Systems, Inc. Announces Second Quarter 2024
Financial Results and Updates 2024 Outlook

Inspire Reports Year-over-Year Revenue Growth of 30% in the Second Quarter

MINNEAPOLIS, MN - August 6, 2024 - Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire, or the company), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter ended June 30, 2024.

Recent Business Highlights
•Generated revenue of $195.9 million in the second quarter of 2024, a 30% increase over the same quarter last year
•Achieved gross margin of 84.8% in the second quarter of 2024
•Generated $5.1 million in operating income and earnings per share of $0.32 in the second quarter of 2024
•Activated 81 new U.S. centers in the second quarter of 2024, bringing the total to 1,316 U.S. medical centers providing Inspire therapy
•Created 12 new U.S. sales territories in the second quarter of 2024, bringing the total to 310 U.S. sales territories
•Received CE Mark Certification under the European Union’s Medical Device Regulation (EU MDR)
•Received countrywide reimbursement for Inspire therapy in France
•Received FDA approval of the Inspire V neurostimulation system
•Authorized the repurchase of up to $150.0 million of the company’s outstanding shares of common stock

“We are excited with our strong execution in the second quarter which drove robust revenue performance and continued operating leverage,” said Tim Herbert, Chairman and CEO of Inspire Medical Systems. “Based on our strong first half results, we are increasing our full year revenue guidance to $788 million to $798 million, representing 26% to 28% growth, up from of $783 million to $793 million announced previously, and we are raising our full year earnings per share guidance to $0.60 to $0.80, up from $0.10 to $0.20 previously.”

“In addition to our healthy financial performance, there are many important achievements worth highlighting. First, we received CE mark certification under the European Union’s Medical Device Regulation including full-body MRI compatibility in Europe. Second, we received countrywide reimbursement for Inspire therapy in France at a rate consistent with other European markets. Both achievements represent significant milestones for the company and should drive many years of strong growth in Europe. Third, we received FDA approval for the Inspire V neurostimulation system, marking an important milestone for the future of Inspire therapy. Lastly, we authorized a share repurchase program of up to $150.0 million, the first in company history, as we believe the repurchase of our common stock represents an attractive investment opportunity,” concluded Mr. Herbert.

Second Quarter 2024 Financial Results

Revenue was $195.9 million for the three months ended June 30, 2024, a 30% increase from $151.1 million in the corresponding period in the prior year. U.S. revenue for the quarter was $187.8 million, an increase of 30% as compared to the prior year quarter. Second quarter revenue outside the U.S. was $8.1 million, an increase of 27% as compared to the second quarter of 2023.

Gross margin was 84.8% for the three months ended June 30, 2024, compared to 83.9% for the corresponding prior year period.

Operating expenses increased to $160.9 million for the second quarter of 2024, as compared to $143.4 million in the corresponding prior year period, an increase of 12%. This increase primarily reflected ongoing investments in the expansion of the U.S. sales organization and general corporate costs.

Operating income increased to $5.1 million for the second quarter of 2024, as compared to an operating loss of $16.6 million in the prior year period.

Net income was $9.8 million for the second quarter of 2024, as compared to a net loss of $12.0 million in the corresponding prior year period. The diluted net income per share for the second quarter of 2024 was $0.32 per share, as compared to a diluted net loss of $0.41 in the prior year period.

As of June 30, 2024, cash, cash equivalents, and investments decreased to $466.0 million from $469.5 million on December 31, 2023.

Full Year 2024 Guidance

Inspire is increasing its full year 2024 revenue guidance to between $788 million to $798 million, which represents growth of 26% to 28% over full year 2023 revenue of $624.8 million. This compares to the prior revenue guidance of $783 million to $793 million.

The company is maintaining its full year 2024 gross margin guidance of 83% to 85%.

Inspire is increasing diluted net income per share guidance for the full year 2024 to between $0.60 to $0.80 per share, excluding the impact of any share repurchases that may be effected during the year. This compares to the prior guidance of $0.10 to $0.20 per share.

Inspire is also maintaining its guidance relating to the opening of new U.S. medical centers of 52 to 56 per quarter, as well as its guidance of 12 to 14 new U.S. territories per quarter for the remainder of 2024.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, August 6, 2024, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

To access the conference call, please preregister on
https://register.vevent.com/register/BI2e8b55545d72404cb4e58c6f3b9c27d7. Registrants will receive confirmation with dial-in details.

A live webcast of the event can be accessed on https://edge.media-server.com/mmc/p/c8jt7ki8/. A replay of the webcast will be available on https://investors.inspiresleep.com starting approximately two hours after the event and archived on the site for two weeks.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA, EU MDR and PDMA-approved neurostimulation technology of its kind that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2024 financial outlook, our expectations to activate new U.S. medical centers and add new territories per quarter in 2024 and the impact of such additions, our expectations regarding operating leverage and profitability during 2024,the drivers of short- and long-term growth for our business, and our strategy and investments to grow and scale our business. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of macroeconomic trends; general and international economic, political, and other risks, including currency, inflation, stock market fluctuations and the uncertain economic environment; challenges experienced by patients in obtaining prior authorization, our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and the timing or likelihood of regulatory filings and approvals. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as updated in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date after the date of this press release.

Investor & Media Contact
Ezgi Yagci
Vice President, Investor Relations
ezgiyagci@inspiresleep.com
617-549-2443

Inspire Medical Systems, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss) (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue	$195,885	$151,092	$359,895	$278,989
Cost of goods sold	29,843	24,252	54,600	44,140
Gross profit	166,042	126,840	305,295	234,849
Operating expenses:
Research and development	28,859	30,821	57,709	56,340
Selling, general and administrative	132,084	112,618	257,705	214,606
Total operating expenses	160,943	143,439	315,414	270,946
Operating income (loss)	5,099	(16,599)	(10,119)	(36,097)
Other (income) expense:
Interest and dividend income	(5,882)	(4,922)	(11,805)	(9,195)
Other expense, net	135	61	195	44
Total other income	(5,747)	(4,861)	(11,610)	(9,151)
Income (loss) before income taxes	10,846	(11,738)	1,491	(26,946)
Income taxes	1,053	214	1703	430
Net income (loss)	9,793	(11,952)	(212)	(27,376)
Other comprehensive income (loss):
Foreign currency translation (loss) gain	(39)	72	(173)	177
Unrealized (loss) gain on investments	(200)	(1)	(742)	12
Total comprehensive income (loss)	$9,554	$(11,881)	$(1,127)	$(27,187)
Net income (loss) per share:
Basic	$0.33	$(0.41)	$(0.01)	$(0.94)
Diluted	$0.32	$(0.41)	$(0.01)	$(0.94)
Weighted average shares outstanding:
Basic	29,728,849	29,229,922	29,672,006	29,160,323
Diluted	30,408,439	29,229,922	29,672,006	29,160,323

Inspire Medical Systems, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$188,035	$185,537
Investments, short-term	251,629	274,838
Accounts receivable, net of allowance for credit losses of $515 and $1,648, respectively	79,716	89,884
Inventories, net	59,025	33,885
Prepaid expenses and other current assets	28,755	9,595
Total current assets	607,160	593,739
Investments, long-term	26,344	9,143
Property and equipment, net	61,701	39,984
Operating lease right-of-use assets	22,189	22,667
Other non-current assets	10,995	11,278
Total assets	$728,389	$676,811
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$33,621	$38,839
Accrued expenses	32,036	39,266
Total current liabilities	65,657	78,105
Operating lease liabilities, non-current portion	24,512	24,846
Other non-current liabilities	149	1,346
Total liabilities	90,318	104,297
Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value per share; 200,000,000 shares authorized; 29,805,301 and 29,560,464 issued and outstanding at June 30, 2024 and December 31, 2023, respectively	30	30
Additional paid-in capital	983,791	917,107
Accumulated other comprehensive (loss) income	(115)	800
Accumulated deficit	(345,635)	(345,423)
Total stockholders' equity	638,071	572,514
Total liabilities and stockholders' equity	$728,389	$676,811